EXHIBIT 99.1

Red Robin Gourmet Burgers, Inc. Reports Inducement Grants
under Nasdaq Listing Rule 5635(c)(4)

ENGLEWOOD, CO – September 14, 2022 – Red Robin Gourmet Burgers, Inc., (Nasdaq: RRGB), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced the grant of inducement awards to G.J. Hart, effective September 13, 2022, in connection with his appointment as the Company’s President and Chief Executive Officer.

As part of the inducement grants, Mr. Hart received 123,762 performance stock units. The performance stock units vest based upon both the level of the Company’s total stockholder return (TSR) performance relative to a peer group of its competitors over a three-year performance period as well as his continued service through the end of such performance period. Mr. Hart also received 123,762 restricted stock units, which will vest in three equal annual installments beginning on the first anniversary of the grant date. The awards are subject to same terms and conditions of the Company’s 2017 Performance Incentive Plan as if the awards were granted under such plan.

About Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), is a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews. We believe nothing brings people together like burgers and fun around our table, and no one makes moments of connection over craveable food more memorable than Red Robin. We serve a variety of burgers and mainstream favorites to Guests of all ages in a casual, playful atmosphere. In addition to our many burger offerings, Red Robin serves a wide array of salads, appetizers, entrees, desserts, signature beverages and Donatos® pizza at select locations. It's now easy to enjoy Red Robin anywhere with online ordering available for to-go, delivery and catering, or you can download our new app for easy customization, access to the Red Robin Royalty® dashboard and more. There are more than 520 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®!

For media relations questions contact:

Joanna Kaufman, Red Robin Gourmet Burgers, Inc.

jkaufman@redrobin.com

(410) 458-2308

For investor relations questions contact:

Raphael Gross, ICR

(203) 682-8253